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                                                           EXHIBIT 10(ii)

                               FIRST AMENDMENT TO
                          SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This AGREEMENT ("Agreement") is made and entered into as of December 31, 1992, by and between LEONARD G. LEVINE (the "Executive") and BANYAN STRATEGIC LAND FUND II (the "Fund").

         WHEREAS, the parties have previously entered into a Second Amended and Restated Employment Agreement made as of December 31, 1992 by and between the parties hereto (the "Agreement"), which amended and restated an Amended and Restated Employment Agreement made as of January 1, 1990 by and between the parties hereto and certain other parties;

         WHEREAS, the parties desire to amend and restate the Agreement effective December 31, 1992;

         WHEREAS, the Fund desires to continue to employ the Executive and the Executive desires to accept such continued employment on the terms set forth in this Agreement;

         NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Executive do hereby agree as follows:

         1. Section 5(d) of the Agreement is hereby amended in its entirety to read as follows:

         "(d) Payment of Incentive Compensation. Except as set forth in Section 12(d), Incentive Compensation under Sections 5(a), and 5(b) shall be deemed earned by the Executive upon the Fund's receipt of the cash payments contemplated by those sections provided that such cash payments are received by the Fund during the Employment Period. Eighty percent (80%) of the Incentive Compensation shall be paid to the Executive in cash on or before March 15 of the following year without regard to whether the Executive is employed by the Fund on the date of payment. Twenty percent (20%) of the Incentive Compensation shall be paid to the Executive in the form of Award Shares, as set forth in
         Section 17."

         2.      A new Section 17 of the Agreement is hereby added as follows:






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         17. "Award Shares

         (a) Definitions. Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this section have the following meanings:

                 (1) "Award Share" shall mean the right to receive a cash bonus equal to (i) the value of one share of common stock of the Fund and (ii) any distributions of the Fund with respect to a share of common stock between the Grant Date and the Vesting Date.

                 (2) "Grant Date" means December 31 of the calendar year for which the Incentive Compensation is to be paid to the Executive.

                 (3) "Vesting Date" shall mean the earlier of (i) December 31, 1997; (ii) the termination of the Executive's employment by the Fund without Just Cause (as defined in Section 11); or (iii) the permanent disability or death of the Executive. All Award Shares shall be forfeited by the Executive if he fails to be employed by the Fund on December 31, 1997, unless such failure is due to the Executive's death or permanent disability or to termination of the Executive's employment by the Fund without Just Cause.

         (b) Calculation of Value. The value of an Award Share on a Grant Date or the Vesting Date shall be determined as follows:

                 (1) if the Common Stock of the Fund is publicly traded, the value of an Award Share shall be the average closing price of the Fund's shares of Common Stock for the five business days ended at the Grant Date or the Vesting Date, as the case may be; or

                 (2) if the Common Stock of the Fund is not publicly traded, the value of an Award Share shall be the book value per share as reflected on the Company's most recent available financial statements, multiplied by the average "price to book value ratio" for the last day of each of the three most recent quarters for which the stock was publicly traded. The "price to book value ratio" as of the last day of a quarter shall be the average closing price of the Fund's shares of Common Stock for the five business days then ended, divided by the book value per share on the last day of the quarter.

As used in this subparagraph (b), the term "publicly traded" means that the Common Stock of the Fund is traded on a recognized national securities exchange or national market system.

         (c) Number of Shares. The number of Award Shares distributable to the Executive shall be equal to twenty percent (20%) of the Incentive Compensation divided by the per share value






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of the Award Shares on the Grant Date.

         (d) Settlement. On or before thirty (30) days after the Vesting Date, the Fund shall pay to the Executive, in cash, the value of the Award Shares on the Vesting Date, unless converted by the Fund pursuant to
Section 17 (f) below.

         (e)     Distributions. For each Award Share held by the
Executive, the Fund shall promptly pay to the Executive, in cash, an amount equal to each distribution made by the Fund with respect to a share of common stock between the Grant Date and the Vesting Date. The Executive shall be entitled to retain all distributions paid to him by the Fund with respect to the Award Shares even if the Award Shares are subsequently forfeited by him.

         (f) Conversion Right. If shares of common stock of the Fund are listed on a national securities exchange on the Vesting Date and are available to be issued to the Executive without violating any securities laws or regulations or the rules of any securities exchange upon which the common stock of the Fund is then traded, the Fund may elect to convert each Award Share into one share of common stock on the Vesting Date, by notice to the Executive within ten (10) days after the Vesting Date.

         (g) Adjustment. To avoid dilution of the Executive's benefits under this Agreement, each Award Share shall be subject to equitable adjustment for stock splits, stock dividends, reorganizations and other similar changes in capitalization of the Fund.

         (h) No Rights as a Stockholder. The Executive shall have no rights as a stockholder with respect to the Award Shares.

         (i)     Assignability and Transferability of Award. Award
Shares shall not be transferable by the Executive. Award Shares shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Award Shares or of any rights granted thereunder contrary to the provisions of this Section, or the levy of any attachment or similar process upon an Award Share or such rights, shall be null and void.

         3. Except as expressly modified by this Amendment, the Agreement shall continue in full force and effect.





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         IN WITNESS WHEREOF, this Agreement is entered into on the day and year first above written.

                                        BANYAN STRATEGIC LAND FUND II

                                        By:  /s/ Robert G. Higgins

                                        EXECUTIVE:

                                        /s/ Leonard G. Levine